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                                                                   EXHIBIT 99.01

Concur Technologies Announces Resignation of Sterling Wilson

REDMOND, Wash., April 26 /PRNewswire/ -- Concur Technologies, Inc. (Nasdaq:
CNQR), a leading provider of business-to-business eCommerce solutions, today announced that Sterling Wilson, Concur's chief financial officer and executive vice president of operations, has announced his intention to resign from the company to join a private, venture-backed technology company, effective June 1.

"Sterling played a key role in Concur's evolution and has been my trusted adviser for years," said Steve Singh, chairman and chief executive officer of Concur. "He led us through our initial public offering, and was instrumental in our acquisitions, financings and strategic partner agreements. Concur is poised to build on the foundation to which Sterling contributed, as we continue to execute on our strategy to extend the benefits of business-to-business eCommerce through our Concur eWorkplace(TM) solutions and the Concur Commerce Network(TM)."

"I am extremely proud of my long association with Concur Technologies," said Wilson. "In the last six years, I have been privileged to be part of a tremendous growth company as Concur has evolved from a software start up to a major player in the eCommerce marketplace."

The Company has initiated a search for a replacement.

About Concur Technologies

Concur Technologies, Inc.(TM) (www.concur.com) is the leading provider of workplace eCommerce solutions that automate costly and inefficient business processes among employees, partners, suppliers and service providers.

CONTACT: Kira Bacon, Senior Director, Investor Relations of Concur, 425-497-
7342.

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SOURCE:  Concur Technologies
CONTACT: Kira Bacon, Senior Director, Investor Relations of Concur, 425-497-7342